Exhibit 10.1
AMENDMENT
TO
RESTATED EMPLOYMENT AGREEMENT
     This amendment (the “Amendment”) amends, effective as of November 1, 2007, the Restated Employment Agreement (the “Agreement”) entered into as of November 29, 2006 by and between BioScrip, Inc., formerly MIM Corporation, (the “Company”), and Richard H. Friedman (“Executive”).
     WHEREAS, the Company and the Executive entered into the Agreement as of November 29, 2006; and
     WHEREAS, the Agreement provides in subsection 3.7 thereof that any compensation payable by the Company to the Executive that would not be deductible by the Company as a result of the limitations of Section 162(m) of the Internal Revenue Code shall be deferred to and become payable in the next subsequent taxable year of the Company in which such compensation would be deductible for Federal tax purposes by the Company taking into account the limitations of Section 162(m).
     WHEREAS, the Company and the Executive wish to amend the Agreement to delete subsection 3.8 thereof;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	The Agreement is hereby amended to delete subsection 3.7 thereof.

2.	Except as set forth herein, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.
     IN WITNESS WHEREOF, each of the parties has cause this Amendment to be duly executed and delivered in its name and on its behalf as of the date and year first above written.

BIOSCRIP, INC.

By:	/s/ Barry A. Posner

Barry A. Posner, Executive Vice President

/s/ Richard H. Friedman

Richard H. Friedman